Exhibit 3.6

ARTICLES OF INCORPORATION

OF

[                      ], INC.

I, the undersigned natural person of the age of eighteen (18) years or more, do make and acknowledge these Articles of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina;

I.

The name of the corporation is [                   ], Inc.

II.

The period of duration of the corporation is perpetual.

III.

The purpose for which the corporation is organized is to engage in any lawful act or activity for which corporations may be organized under Chapter 55 of the General Statutes of North Carolina.

IV.

The corporation shall have authority to issue 100,000 shares with no par value.

V.

The minimum amount of consideration to be received by the corporation for its shares before it shall commence business is One Hundred dollars ($100.00) in cash or property of equivalent value.

VI.

The address of the original registered office of the corporation in the State of North Carolina is: [                   ], and the name of its initial registered agent at such address is [                      ].

VII.

The number of directors constituting the initial Board of Directors shall be one; and the name and address of such director until the first meeting of the shareholders, or until his successor(s) be elected and qualify is

[                      ]

VIII.

The name and address of the incorporator is:

[                            ]

IN WITNESS WHEREOF, I have hereunto set my hand and seal this the [                      ].

(SEAL)

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